                         [RENAISSNCERE GRAPHIC OMITTED]

   RENAISSANCERE HOLDINGS LTD. ANNOUNCES PLAN TO RESTATE FINANCIAL STATEMENTS

        NET IMPACT INCREASES SHAREHOLDERS' EQUITY BY $12.5 MILLION AS OF
                               SEPTEMBER 30, 2004

PEMBROKE, BERMUDA, FEBRUARY 22, 2005 -- RenaissanceRe Holdings Ltd. (NYSE: RNR)
announced today that it is planning to restate its financial statements for the years ended December 31, 2001, 2002 and 2003 to correct accounting errors associated with reinsurance ceded by the Company. The net effect of these corrections is to increase 2001 net income by $20.6 million, to decrease 2002 net income by $21.9 million, and to increase 2003 net income by $1.3 million.
The amounts reflect: (1) the timing of the recognition of reinsurance recoverables (with the impact of increasing net income by $26.4 million in 2001;
decreasing net income by $25 million in 2002; and decreasing net income by $1.4 million in 2003), and (2) the timing of premium ceded on multi-year contracts
(with the impact of decreasing net income by $5.8 million in 2001; increasing net income by $3.1 million in 2002; and increasing net income by $2.7 million in
2003). The corrections have no effect on the most recently issued balance sheet of the Company, dated September 30, 2004.

In addition, the Company noted that it had discovered an error in the timing of the recognition of premium on multi-year ceded reinsurance contracts for the first three quarters of 2004. In the Company's final 2004 presentation, this premium will be restated resulting in a decrease of $1.5 million in first quarter net income, an increase of $5.0 million in second quarter net income and an increase of $9.0 million in third quarter net income, as compared with the previously released results. These changes will result in an increase of $12.5 million to the shareholders' equity of the Company as of September 30, 2004.

The accounting errors noted above were discovered in connection with a review initiated by the Company, which is ongoing. It is possible that such review could delay the issuance of the Company's audited financial results.

As previously announced, the Company will release its fourth quarter 2004 earnings press release after close of market on Wednesday, February 23, 2005.
RenaissanceRe will hold its fourth quarter earnings call on Thursday, February
24, 2005 at 8:30 a.m. (EST). Live broadcast of the conference call will be available through the Investor Section of RenaissanceRe's website at
www.renre.com.

RenaissanceRe Holdings Ltd. is a global provider of reinsurance and insurance.
Our business consists of two segments: (1) Reinsurance, which includes catastrophe reinsurance, specialty reinsurance and certain joint ventures and other structured relationships managed by our subsidiary Renaissance
Underwriting Managers, and (2) Individual Risk business, which includes primary insurance and quota share reinsurance.

                                      # # #

INVESTOR CONTACT:                                    MEDIA CONTACT:
John Lummis                                          David Lilly or Dawn Dover
Executive Vice President                             Kekst and Company
RenaissanceRe Holdings Ltd.                          (212) 521-4800
(441) 299-7231